Exhibit 4.3

AMEREN CORPORATION

Company Order

March 5, 2021

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

2 North LaSalle Street, Suite 700

Chicago, Illinois 60602

Re:	1.75% Senior Notes due 2028

Ladies and Gentlemen:

Application is hereby made to The Bank of New York Mellon Trust Company, N.A., a national banking association, as successor trustee (the “Trustee”), under the Indenture, dated as of December 1, 2001, as amended and supplemented (the “Indenture”), between Ameren Corporation, a Missouri corporation (the “Company”), and the Trustee for the authentication and delivery of $450,000,000 aggregate principal amount of the Company’s 1.75% Senior Notes due 2028 (the “Notes”), pursuant to the provisions of Article II of the Indenture. The Company, at any time and from time to time, without the consent of the holders of the Notes, may deliver additional Notes of the same series executed by the Company to the Trustee for authentication, having the same terms and conditions (including the same CUSIP number) as the Notes authenticated pursuant hereto in all respects, except for the date of original issuance, the offering price, and, if applicable, the initial interest accrual date and the initial interest payment date. Such additional Notes shall be part of the same series as the Notes authenticated pursuant hereto. All capitalized terms not defined herein that are defined in the Indenture shall have the same meaning as used in the Indenture.

The Notes will be issued in the form of a Global Note registered in the name of Cede & Co. (as nominee for The Depository Trust Company (“DTC”), New York, New York, which will act as the Depositary for the Global Note). Pursuant to Section 2.05(c) of the Indenture, the Notes will have the terms set forth in the form of Global Note attached hereto as Exhibit A (which terms are incorporated by reference in this Company Order). The Global Note shall bear the depositary legend in substantially the form set forth in Exhibit A attached hereto. The Notes will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

In connection with this Company Order, there are delivered to you herewith the following:

1.

Certified copies of the resolutions adopted by the Finance Committee of the Board of Directors of the Company authorizing this Company Order and the issuance and sale of the Notes by the Company pursuant to Section 2.05(c)(1) of the Indenture;

2.	Opinions of Counsel addressed to you or in which it is stated that you may rely pursuant to Sections 2.05(c)(2) and 15.05 of the Indenture;

3.	Officers’ Certificate pursuant to Sections 2.05(c)(3) and 15.05 of the Indenture; and

4.

Global Note (No. R-1) representing the Notes executed on behalf of the Company in accordance with the terms of Section 2.05(a) of the Indenture, specifying the terms of the Notes (which terms are incorporated by reference herein).

The Global Note representing the Notes is to be held for delivery through the facilities of DTC to Barclays Capital Inc. on behalf of the several underwriters thereof, against payment therefor at the closing in respect of the sale thereof, such closing to be held at 10:00 a.m., New York time, March 5, 2021, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178. You are hereby instructed to authenticate the Global Note representing the Notes in the name of Cede & Co. as registered holder and to hold it as custodian for DTC.

Please acknowledge receipt of the Global Note representing the Notes, the instructions referred to above and the supporting documentation pursuant to the Indenture referred to above.

Very truly yours,

AMEREN CORPORATION

By:	/s/ Darryl T. Sagel
	Name:	Darryl T. Sagel
	Title:	Vice President and Treasurer

Company Signature Page to Company Order

Receipt from the Company of the Global Note representing the Notes, the instructions referred to above and the supporting documentation pursuant to the Indenture in connection with the authentication and delivery of the Notes is hereby acknowledged.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Mark A. Golder
	Name:	Mark A. Golder
	Title:	Vice President

Trustee Signature Page to Company Order